As filed with the Securities and Exchange Commission on March 29, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pulmatrix, Inc.

(Exact name of registrant as specified in its charter)

Delaware	46-1821392
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

99 Hayden Avenue, Suite 390

Lexington, MA 02421

(Address of principal executive offices) (Zip Code)

Pulmatrix, Inc. Amended and Restated 2013 Employee, Director and Consultant Equity Incentive Plan

(Full title of the Plan)

Teofilo David Raad

Chief Executive Officer

Pulmatrix, Inc.

99 Hayden Avenue, Suite 390

Lexington, MA 02421

(Name and address of agent for service)

(781) 357-2333

(Telephone number, including area code, of agent for service)

Copy to:

Rick A. Werner, Esq.

Jayun Koo, Esq.

Haynes and Boone, LLP

30 Rockefeller Plaza, 26th Floor

New York, New York 10112

Telephone: (212) 659-7300

Facsimile: (212) 884-8234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☐

Non-accelerated filer ☒	Smaller reporting company	☒

	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

At the time the Amended and Restated 2013 Employee, Director and Consultant Equity Incentive Plan was initially amended and restated (the “Original Plan”), it reserved a total of 17,252 shares of common stock, par value $0.0001 per share (the “Common Stock”), of Pulmatrix, Inc. (the “Company”) for issuance thereunder. The Original Plan included an “evergreen” provision that provides for an annual increase in the total number of shares of Common Stock reserved for issuance thereunder on the first day of each fiscal year beginning in calendar year 2016 (the “Original Evergreen Provision”). Pursuant to the Original Evergreen Provision, the annual increase in the number of shares of Common Stock was equal to the lowest of: (i) 4,518 shares of Common Stock; (ii) five percent (5%) of the number of shares of Common Stock outstanding as of the date of the increase; and (iii) an amount determined by the Company’s board of directors. As a result of the Original Evergreen Provision, effective January 1, 2017, 3,712 shares of Common Stock were added to the total number of shares of Common Stock reserved for issuance under the Original Plan, and effective January 1, 2018, 4,518 shares of Common Stock were added to the total number of shares of Common Stock reserved for issuance under the Original Plan.

At the 2018 annual meeting of stockholders held on June 5, 2018 (the “2018 Annual Meeting”), the Company’s stockholders approved amendments (the “First Amendment” and the Original Plan, as amended by the First Amendment, the “Plan”) to the Original Plan (i) to increase the number of shares of Common Stock authorized to be issued under the Original Plan by 37,018 to a total of 62,500 shares and (ii) to modify the Original Evergreen Provision by removing the cap on the number of shares that may be reserved for issuance, so that on January 1st of each year, commencing on January 1, 2019, the number of shares reserved for issuance under the Original Plan will automatically increase by 5% of the number of outstanding shares of Common Stock on such date (as amended, the “Evergreen Provision”). The First Amendment is described in the Company’s definitive proxy materials for the 2018 Annual Meeting, which were filed with the Securities and Exchange Commission (the “SEC”) on April 26, 2018. Pursuant to the Evergreen Provision, on January 1, 2019, 12,331 shares of Common Stock were added to the total number of shares of Common Stock reserved for issuance as awards under the Plan, so that 74,831 shares of Common Stock were available for issuance pursuant to awards under the Plan.

On March 11, 2019, the Company approved a second amendment to the Plan (the “Second Amendment”) to remove the cap on the annual share award limit.

At the 2019 annual meeting of stockholders held on September 6, 2019 (the “2019 Annual Meeting”), the stockholders approved a third amendment to the Plan (the “Third Amendment,” and the Plan, as amended by the Second Amendment and the Third Amendment, the “Revised Plan”) to increase the total number of shares of Common Stock authorized for issuance under the Plan by an additional 128,169 shares, to a total of 203,000 shares. For the 2020 calendar year, no additional shares were reserved pursuant to the Evergreen Provision. The Third Amendment is described in the Company’s definitive proxy materials for the 2019 Annual Meeting, which were filed with the SEC on July 26, 2019.

Pursuant to the Evergreen Provision, on January 1, 2021, 90,262 shares of Common Stock were added to the total number of shares of Common Stock reserved for issuance under the Revised Plan.

Pursuant to the Evergreen Provision, on January 1, 2022, 161,101 shares of Common Stock (the “2022 Evergreen Shares”) were added to the total number of shares of Common Stock reserved for issuance under the Revised Plan.

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed to register:

●	5,165 shares of our Common Stock underlying options previously granted and outstanding as of the date of this Registration Statement with underlying shares from the 2022 Evergreen Shares; and

●	155,936 shares of Common Stock to be offered to participants under the Revised Plan reserved for issuance pursuant to future awards under the Revised Plan from the 2022 Evergreen Shares.

All share numbers in this Registration Statement have been adjusted to give effect to the Company’s 1-for-2.5 reverse stock split of its issued and outstanding Common Stock that occurred on June 15, 2015, a 1-for-10 reverse stock split of its issued and outstanding Common Stock that occurred on February 5, 2019, and a 1-for-20 reverse stock split of its issued and outstanding common stock that occurred on February 28, 2022.

Except as otherwise set forth below, the contents of the Registration Statements on Form S-8 filed with the SEC on May 6, 2014 (File No. 333-195737), July 20, 2015 (File No. 333-205752), September 18, 2015 (File No. 333-207002), July 15, 2016 (File No. 333-212547), March 13, 2017 (File No. 333-216628), June 14, 2018 (File No. 333-225627) June 4, 2019 (File No. 333-231935) and January 26, 2021 (File No. 333-252439) are incorporated herein by reference as permitted by General Instruction E of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by us with the SEC are hereby incorporated into this Registration Statement by reference:

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 29, 2022;
2.	Our Current Report on Form 8-K filed with the SEC on February 11, 2022;
3.	Our Current Report on Form 8-K filed with the SEC on February 15, 2022;
4.	Our Current Report on Form 8-K filed with the SEC on March 4, 2022;
5.	Our Current Report on Form 8-K filed with the SEC on March 17, 2022; and
6.	The description of our Common Stock contained in our Registration Statement on Form S-4 (File No. 333-203417) filed with the SEC on April 15, 2015, as amended by Pre-Effective Amendment No. 1 to Registration Statement on Form S-4 filed on May 1, 2015 and Post-Effective Amendment No. 1 on Form S-3 to Registration Statement on Form S-4 filed on September 18, 2015, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 8. EXHIBITS.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated herein by reference.

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Filed with this Report	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/Reg Number
4.1	Amended and Restated Certificate of Incorporation of Pulmatrix, Inc., as amended through June 15, 2015.		Form 10-Q (Exhibit 3.1)	08/14/15	001-36199

4.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Pulmatrix, Inc., dated June 5, 2018		Form 8-K (Exhibit 3.1)	06/07/18	001-36199

4.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Pulmatrix, Inc., dated February 5, 2019		Form 8-K (Exhibit 3.1)	02/06/19	001-36199

4.4	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Pulmatrix, Inc., dated February 28, 2022		Form 10-K (Exhibit 3.7)	03/29/22	001-36199

4.5	Restated Bylaws of Pulmatrix, Inc., as amended through June 15, 2015.		Form 10-Q (Exhibit 3.2)	08/14/15	001-36199

4.6	Form of Specimen Stock Certificate.		Form 8-K (Exhibit 4.1)	06/16/15	001-36199

5.1	Opinion of Haynes and Boone, LLP.	X

23.1	Consent of Haynes and Boone, LLP (included in the opinion filed as Exhibit 5.1).	X

23.2	Consent of Marcum LLP, independent registered public accounting firm.	X

24.1	Power of Attorney (included on the signature page to this Registration Statement on Form S-8).	X

99.1	Pulmatrix, Inc. Amended and Restated 2013 Employee, Director and Consultant Equity Incentive Plan.		Form 8-K (Exhibit 10.6)	06/16/15	001-36199

99.2	First Amendment to the Pulmatrix, Inc. Amended and Restated 2013 Employee, Director and Consultant Equity Incentive Plan, dated June 5, 2018		Form 8-K (Exhibit 10.1)	06/07/18	001-36199

99.3	Second Amendment to the Pulmatrix, Inc. Amended and Restated 2013 Employee, Director and Consultant Equity Incentive Plan, dated March 11, 2019		Form S-8 (Exhibit 99.3)	06/04/19	333-231935

99.4	Third Amendment to the Pulmatrix, Inc. Amended and Restated 2013 Employee, Director and Consultant Equity Incentive Plan, dated September 6, 2019		Form 8-K (Exhibit 10.1)	09/09/19	001-36199

107	Filing Fee Table	X

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, State of Massachusetts, on March 29, 2022.

PULMATRIX, INC.

By:	/s/ Teofilo David Raad
Name:	Teofilo David Raad
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Teofilo David Raad and Michelle S. Siegert, severally, each with full power to act alone and without the others, his or her true and lawful attorney-in-fact, with full power of substitution, and with the authority to execute in the name of each such person, any and all amendments (including without limitation, post-effective amendments) to this registration statement, to sign any and all additional registration statements relating to the same offering of securities as this registration statement that are filed pursuant to Rule 462(b) of the Securities Act, and to file such registration statements with the SEC, together with any exhibits thereto and other documents therewith, necessary or advisable to enable the registrant to comply with the Securities Act, and any rules, regulations and requirements of the SEC in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Title	Title	Date
/s/ Teofilo David Raad	Chief Executive Officer, President and Director	March 29, 2022
Teofilo David Raad	(Principal Executive Officer)

/s/ Michelle Siegert	Vice President, Finance, Treasurer and Secretary	March 29, 2022
Michelle Siegert	(Principal Financial Officer and Principal Accounting Officer)

/s/ Michael J. Higgins	Chairman of the Board of Directors	March 29, 2022
Michael J. Higgins

/s/ Todd Bazemore	Director	March 29, 2022
Todd Bazemore

/s/ Anand Varadan	Director	March 29, 2022
Anand Varadan

/s/ Richard Batycky	Director	March 29, 2022
Richard Batycky

/s/ Christopher Cabell	Director	March 29, 2022
Christopher Cabell